                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                   FORM 8-K/A

                                 CURRENT REPORT




     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): January 6, 1999




                            VULCAN MATERIALS COMPANY
             (Exact name of registrant as specified in its charter)



                                   New Jersey
                 (State or other jurisdiction of incorporation)


          1-4033                                     63-0366371
 (Commission File Number)              (I.R.S. Employer Identification Number)


                  1200 Urban Center Drive, Birmingham, Alabama
                    (Address of principal executive offices)




       Registrant's telephone number, including area code (205) 298-3000

Item 2.  Acquisition or Disposition of Assets


         On January 6, 1999, Vulcan Materials Company (the "Company") filed its original Form 8-K with respect to the acquisition of CalMat Co. CalMat Co. has been merged with and into a wholly-owned subsidiary of the Company. This Form 8-K/A is filed to furnish financial statements of CalMat Co. and the combined pro forma financial information giving effect to the Company's acquisition of CalMat Co. The original Form 8-K is also amended such that the information reported under Item 5 is deemed reported under Item 2.

Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired:
                  CalMat Co. and Subsidiaries Consolidated Financial Statements Report of Independent Accountants
                  Consolidated Balance Sheets as of December 31, 1997 and 1998 Consolidated Statements of Operations for the years ended
                     December 31, 1996, 1997 and 1998
                  Consolidated Statements of Cash Flow for the years ended
                     December 31, 1996, 1997 and 1998
                  Consolidated Statements of Stockholders' Equity
                  Notes to Consolidated Financial Statements

         (b)      Pro Forma Financial Information

                  The unaudited pro forma combined financial statements of the Company giving effect to the acquisition of CalMat Co.:

                  Unaudited Pro Forma Combined Balance Sheet December 31, 1998 Unaudited Pro Forma Combined Statement of Earnings for the
                     year ended December 31, 1998
                  Notes to Unaudited Pro Forma Combined Financial Statements

         (c)      Exhibits

                  There are no additional exhibits filed with this Amendment.

                       REPORT OF INDEPENDENT ACCOUNTANTS





CalMat Co.
Los Angeles, California

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of CalMat Co. and subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

March 2, 1999

                          CALMAT CO. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS

                                                                                                     December 31,
(Amounts in thousands, except share data)                                                         1998           1997
------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
    Cash and cash equivalents                                                                  $       --     $    2,519
    Cash held in trust for section 1031 exchanges                                                   5,910          5,547
    Trade accounts receivable, less allowance for discounts and
        doubtful accounts ($5,826 in 1998 and $5,898 in 1997)                                      99,388         75,305
    Income taxes receivable                                                                         6,816          6,252
    Inventories                                                                                    16,779         15,466
    Prepaid expenses                                                                                4,023          4,187
    Deferred income taxes                                                                          11,183          9,536
    Installment notes receivable and other assets                                                   6,474          2,740
                                                                                               -------------------------
        Total current assets                                                                      150,573        121,552
Installment notes receivable and other assets                                                      34,285         34,059
Costs in excess of net assets of businesses acquired, net                                          49,657         48,719
Property, plant and equipment:
    Land and deposits                                                                             189,511        193,332
    Buildings, machinery and equipment                                                            538,504        504,889
    Construction in progress                                                                       40,826         38,447
                                                                                               -------------------------
                                                                                                  768,841        736,668
Less: accumulated depreciation and depletion                                                     (312,870)      (305,190)
                                                                                               -------------------------
Property, plant and equipment, net                                                                455,971        431,478
                                                                                               -------------------------
        Total assets                                                                           $  690,486     $  635,808
                                                                                               =========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                                           $   47,850     $   32,257
    Accrued liabilities                                                                            37,256         38,872
    Notes and bonds payable - current portion                                                      37,697            337
    Dividends payable                                                                                  --          2,346
                                                                                               -------------------------
        Total current liabilities                                                                 122,803         73,812
Notes and bonds payable - long-term portion                                                       118,230        118,401
Other liabilities and deferred credits                                                             31,149         37,701
Deferred income taxes                                                                              64,559         59,349
                                                                                               -------------------------
        Total liabilities                                                                         336,741        289,263
Commitments and contingencies                                                                          --             --
Stockholders' equity:
    Preferred stock, par value $1; authorized 5,000,000 shares;
        none issued or outstanding
    Common stock, par value $1; authorized 100,000,000 shares;
         issued and outstanding 23,861,775 shares in 1998 and 23,578,860 shares in 1997            23,862         23,579
    Additional paid-in capital                                                                     54,682         48,374
    Retained earnings                                                                             275,201        274,592
                                                                                               -------------------------
        Total stockholders' equity                                                                353,745        346,545
                                                                                               -------------------------
        Total liabilities and stockholders' equity                                             $  690,486     $  635,808
                                                                                               =========================


The accompanying notes are an integral part of these consolidated financial statements.

                          CALMAT CO. AND SUBSIDIARIES



CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     For the years ended December 31,
(Amounts in thousands, except per share data)                                      1998           1997           1996
------------------------------------------------------------------------------------------------------------------------
Revenues:
    Net sales and operating revenues                                             $ 533,763     $  460,973     $  399,083
    Net gains on sale of real estate                                                 3,618          5,377          5,500
    Other income                                                                     9,580          6,462          3,312
                                                                                 ---------------------------------------
                                                                                   546,961        472,812        407,895
Costs and expenses:
    Cost of products sold and operating expenses                                   438,434        394,764        347,163
    Selling, general and administrative expenses                                    47,312         44,908         37,746
    Interest expense                                                                 8,794          7,713          5,944
    Other expenses                                                                   3,232          1,783          1,864
    Special charges                                                                 26,084             --             --
                                                                                 ---------------------------------------
                                                                                   523,856        449,168        392,717

Income before income taxes                                                          23,105         23,644         15,178
Federal and state income taxes                                                      15,198          7,042          5,844
                                                                                 ---------------------------------------
Net income                                                                       $   7,907     $   16,602     $    9,334
                                                                                 =======================================


Per share data:
Net income - basic                                                               $     .33     $      .71     $      .40

Net income - diluted                                                             $     .33     $      .70     $      .40

Cash dividends                                                                   $     .30     $      .40     $      .40


The accompanying notes are an integral part of these consolidated financial statements.

                          CALMAT CO. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                    For the years ended December 31,
(Amounts in thousands)                                                              1998           1997          1996
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                       $   7,907     $   16,602     $    9,334
Adjustments to reconcile net income to cash provided
    by operating activities:
    Depreciation, cost depletion and amortization                                   39,751         35,158         31,803
    Net gains from sale of real estate                                              (3,618)        (5,377)        (5,500)
    Net loss (gains) on disposal of property, plant and equipment                    1,502           (444)          (224)
    Deferred income taxes                                                            3,563          5,355            700
    Changes in operating assets and liabilities
        Trade accounts receivable, net                                             (25,695)       (22,242)         9,716
        Inventories, prepaid expenses and other assets                             (10,828)       (12,097)        (8,895)
        Accounts payable, accrued liabilities and other liabilities                  6,197         18,389          3,100
        Federal and state income taxes                                                (564)        (4,091)        (2,798)
        Other                                                                         (177)           145              3
                                                                                 ---------------------------------------
    Cash provided by operating activities                                           18,038         31,398         37,239
                                                                                 ---------------------------------------

INVESTING ACTIVITIES
Purchase of property, plant and equipment                                          (63,748)       (41,783)       (54,320)
Proceeds from sale of property, plant and equipment                                  2,587          1,612            835
Proceeds from sale of real estate                                                   11,090         16,709         11,297
Installment notes receivable, net                                                    2,788         (2,008)         6,817
Businesses acquired                                                                (21,458)       (23,610)            --
Proceeds from sale of business                                                      14,363             --             --
Other                                                                                   --             --           (129)
                                                                                 ---------------------------------------
    Cash used for investing activities                                             (54,378)       (49,080)       (35,500)
                                                                                 ---------------------------------------

FINANCING ACTIVITIES
Stock options exercised                                                              6,437          6,319            991
Net borrowings (payments) - bank lines of credit                                    37,500          6,000        (48,000)
Principal payments on notes and bonds payable                                         (312)        (3,178)           (98)
Retirement of senior notes                                                              --             --        (35,000)
Proceeds from senior notes                                                              --             --        115,000
Payment of cash dividends                                                           (9,492)        (9,306)        (9,285)
Hedge costs and other loan fees, net                                                    51            138            428
                                                                                 ---------------------------------------
    Cash provided by (used for) financing activities                                34,184            (27)        24,036
                                                                                 ---------------------------------------

Increase (decrease) in cash                                                         (2,156)       (17,709)        25,775
(Increase) decrease in cash held in trust for section 1031 exchanges                   363          3,101         (8,648)
                                                                                 ---------------------------------------
    Increase (decrease) in cash and cash equivalents                                (2,519)       (14,608)        17,127
Balance, beginning of year                                                           2,519         17,127             --
                                                                                 ---------------------------------------
        Balance, end of year                                                     $      --     $    2,519     $   17,127
                                                                                 =======================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
        Interest                                                                 $   8,733     $    7,501     $    6,569
        Income taxes                                                                13,768          6,533          7,711



The accompanying notes are an integral part of these consolidated financial statements.

                          CALMAT CO. AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   For the years ended December 31, 1998, 1997 and 1996

                                                                                Additional                      Total
                                                                  Common         Paid-In       Retained     Stockholders'
(Amounts in thousands)                                             Stock         Capital       Earnings          Equity
-------------------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995                                       $ 23,182        $ 40,588      $ 267,379      $ 331,149
Net income for 1996                                                    --              --          9,334          9,334
Stock options exercised                                                58             933             --            991
Cash dividends declared                                                --              --         (9,282)        (9,282)
                                                                 ------------------------------------------------------

BALANCE, DECEMBER 31, 1996                                         23,240          41,521        267,431        332,192
Net income for 1997                                                    --              --         16,602         16,602
Common stock repurchased                                               (4)             (4)          (107)          (115)
Stock options exercised                                               343           6,908             --          7,251
Employee stock purchase plan                                           --             (51)            --            (51)
Cash dividends declared                                                --              --         (9,334)        (9,334)
                                                                 ------------------------------------------------------

BALANCE, DECEMBER 31, 1997                                         23,579          48,374        274,592        346,545
Net income for 1998                                                    --              --          7,907          7,907
Common stock repurchased                                               (6)             (6)          (152)          (164)
Stock options exercised                                               289           6,370             --          6,659
Employee stock purchase plan                                           --             (56)            --            (56)
Cash dividends declared                                                --              --         (7,146)        (7,146)
                                                                 ------------------------------------------------------

BALANCE, DECEMBER 31, 1998                                       $ 23,862        $ 54,682      $ 275,201      $ 353,745
                                                                 ------------------------------------------------------



The accompanying notes are an integral part of these consolidated financial statements.

                          CALMAT CO. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUBSEQUENT EVENT - ACQUISITION OF CALMAT CO. BY VULCAN MATERIALS
COMPANY

         On November 20, 1998 Vulcan Materials Company ("Vulcan Materials") tendered an offer to acquire all of the outstanding shares of CalMat Co. and subsidiaries (the "Company") for $31.00 per share in cash. The acquisition became effective at the close of business on January 6, 1999. Under the terms of the Agreement and Plan of Acquisition dated as of November 14, 1998 by and among the Company, Vulcan Materials and ALB Acquisition Corporation, a wholly-owned subsidiary of Vulcan Materials (the "Acquisition Agreement"), the Company agreed not to pay its regular quarterly dividend of $0.10 per share for the fourth quarter of 1998. As a result of the acquisition, the Company has become a wholly-owned subsidiary of Vulcan Materials. Various acquisition related costs, including costs of payouts under certain employment agreements, costs of liquidation of stock option and other employee benefit plans, and professional fees were incurred in 1998 and will be incurred in 1999. The following summarizes the costs included in pre-tax special charges in 1998 and the costs that will be recognized in 1999 by the Company:


(Amounts in thousands)                                                                        1998            1999
--------------------------------------------------------------------------------------------------------------------
Costs under certain employment agreements and benefit plans                                 $ 25,419        $ 35,859
Professional and other fees                                                                      665          10,616
                                                                                            ------------------------

Total special charges                                                                       $ 26,084        $ 46,475

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of CalMat Co. and all of its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less when purchased.

INVENTORIES: Inventories are recorded when purchased or produced and are stated at the lower of cost or market.

COSTS IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED: Costs in excess of the fair value of net assets of businesses acquired are amortized on a straight-line basis over periods not exceeding 40 years. Accumulated amortization of such costs was $16.2 million and $14.4 million at December 31, 1998 and 1997, respectively. The addition to costs in excess of net assets of businesses acquired in 1998 was $2.7 million. The Company periodically assesses whether there has been a permanent impairment in the value of goodwill and other intangible assets by considering factors such as expected future operating income, current operating results, trends and prospects, as well as the effects of demand, competition, and other economic factors. Management believes no impairment has occurred.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is carried at cost. Depreciation is computed using straight-line rates over estimated useful lives (5 to 35 years for plant structures and components and 4 to 25 years for machinery and equipment). Depletion of rock and sand deposits is computed using the units-of-production method based upon estimated recoverable quantities of rock and sand. Significant expenditures which add materially to the utility or useful lives of property, plant and equipment are capitalized. All other maintenance and repair costs are charged to current operations. The cost and related accumulated depreciation of assets replaced, retired or otherwise disposed of are eliminated from the property accounts, and any gain or loss is reflected in income. The Company periodically assesses whether there has been a permanent impairment in the value of property, plant and equipment by considering factors such as expected future operating income, current operating results, trends and prospects, as well as the effects of demand, competition, and other economic factors. Management believes no impairment has occurred.

RECLAMATION COSTS: The estimated costs of reclamation associated with mining activities are accrued during production. Such costs are taken into account in determining the cost of production. The reserve for reclamation costs was $15.6 million and $14.9 million at December 31, 1998 and 1997, respectively. Of these balances, the non-current portions of $13.6 million and $13.7 million were included in other liabilities and deferred credits at December 31, 1998 and 1997, respectively.

INCOME TAXES: Income taxes are determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Deferred income taxes are determined using the liability method and arise from differences in bases between tax reporting and financial reporting.

ENVIRONMENTAL COSTS: Environmental remediation expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Estimated liabilities are not discounted to present value. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action. The reserve for environmental remediation costs was $4.8 million and $5.3 million at December 31, 1998 and 1997, respectively. Of these balances, the non-current portions of $4.2 million and $4.5 million were included in other liabilities and deferred credits at December 31, 1998 and 1997, respectively.

SELF-INSURANCE: The Company is self-insured up to certain levels for automobile, product and general liability. The Company is also self-insured up to certain levels for health care claims for eligible active and retired employees. The Company accrues its estimated costs monthly in connection with its portion of insurance losses/claims. Claims paid by the Company are charged against the reserve. Additionally, the Company maintains a reserve for claims incurred but not reported based on actuarially estimated costs.

ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION: Sales and operating revenues are recorded upon shipment of product, net of discounts, if any, and include revenue earned pursuant to the terms of property leasing contracts. Gains and losses on real estate are recorded upon consummation of the transaction. Other income relates primarily to interest and dividend income, miscellaneous rental income and gains on sale of fixed assets which are recognized in accordance with the terms of various contractual arrangements or upon receipt (as applicable).


NOTE 3: ACCRUED LIABILITIES

Accrued liabilities consist of the following at December 31:


(Amounts in thousands)                                                                          1998             1997
-----------------------------------------------------------------------------------------------------------------------
Payroll, vacation and other benefits                                                         $  14,054         $ 13,928
Profit sharing                                                                                   4,810            5,537
Other                                                                                           18,392           19,407
                                                                                             --------------------------
                                                                                             $  37,256         $ 38,872
                                                                                             ==========================


NOTE 4:  FEDERAL AND STATE TAXES

Income before income taxes and the related income tax expense for the years ended December 31, are as follows:

(Amounts in thousands)                                                        1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                  $ 23,105         $  23,644        $  15,178
                                                                            -------------------------------------------


INCOME TAX EXPENSE                                                          $ 15,198         $   7,042        $   5,844
                                                                            -------------------------------------------

Income tax expense consists of the following for the years ended December 31:

(Amounts in thousands)                                                       1998              1997             1996
---------------------------------------------------------------------------------------------------------------------
FEDERAL INCOME TAX:
Currently payable                                                          $ 10,426          $ 3,862          $ 4,672
Deferred                                                                      3,185            1,484             (169)
                                                                           ------------------------------------------
                                                                             13,611            5,346            4,503
                                                                           ------------------------------------------
STATE INCOME TAX:
Currently payable                                                               885            1,029            1,327
Deferred                                                                        702              667               14
                                                                           ------------------------------------------
                                                                              1,587            1,696            1,341
                                                                           ------------------------------------------
                                                                           $ 15,198          $ 7,042          $ 5,844
                                                                           ==========================================


Deferred tax liabilities (assets) are comprised of the following at December
31:


(Amounts in thousands)                                                                          1998             1997
-----------------------------------------------------------------------------------------------------------------------

Depreciation                                                                                  $ 36,623         $ 36,240
Real estate exchanges                                                                           29,755           29,441
Purchase accounting basis differences                                                           13,865           13,247
Depletion and other land basis adjustments                                                       2,134            3,715
Other                                                                                            5,689            7,594
                                                                                              -------------------------
Gross deferred tax liabilities                                                                  88,066           90,237
                                                                                              -------------------------
Postretirement benefits                                                                         (4,467)          (4,587)
Impairment of long-lived assets                                                                (14,826)         (16,252)
Net operating loss carryforwards                                                                (2,419)          (2,566)
Reclamation and environmental accruals                                                          (8,617)          (8,266)
Inventory valuation reserves                                                                    (3,383)          (3,114)
Compensation                                                                                    (2,734)          (4,007)
Other                                                                                             (663)          (4,198)
                                                                                              -------------------------
Gross deferred tax assets                                                                      (37,109)         (42,990)
Valuation allowance                                                                              2,419            2,566
                                                                                              -------------------------
                                                                                              $ 53,376         $ 49,813
                                                                                              =========================


A reconciliation of income tax expense to the federal statutory income tax rate is as follows for the years ended December 31:


(Amounts in thousands)                                                         1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------

Income tax expense at statutory rates                                       $  8,087           $ 8,275          $ 5,312
Less effect of:
    Federal tax benefit of state income tax                                      577               543              384
    Nondeductible compensation                                                (9,294)               --               --
    Percentage depletion                                                       1,933             1,804            1,593
    Goodwill and other amortization                                             (462)             (462)            (462)
    Settlement of tax audit                                                       --               762               --
     Other                                                                     1,722               282             (706)
                                                                            -------------------------------------------
Reported federal income tax expense                                           13,611             5,346            4,503
Reported state income tax expense                                              1,587             1,696            1,341
                                                                            -------------------------------------------
                                                                            $ 15,198           $ 7,042          $ 5,844
                                                                            ===========================================

         At December 31, 1998, the Company had alternative minimum tax credit carry forwards of approximately $2.8 million available to offset regular tax in future years.

         The Company's federal consolidated income tax returns have been examined and settlements have been reached for all years through 1989. The Company believes that adequate provision has been made for possible assessments of additional taxes.

NOTE 5:  NOTES AND BONDS PAYABLE

Notes and bonds payable consist of the following at December 31:


(Amounts in thousands)                                                                            1998             1997
-----------------------------------------------------------------------------------------------------------------------

Bank lines of credit                                                                        $  37,500        $      --
Senior notes                                                                                  115,000          115,000
Notes payable                                                                                   2,665            2,927
Municipal improvement bonds                                                                       762              811
                                                                                            --------------------------
    Total                                                                                     155,927          118,738
Less current portion                                                                           37,697              337
                                                                                            --------------------------
    Long-term portion                                                                       $ 118,230        $ 118,401
                                                                                            ==========================



         At December 31, 1998, the Company had a formal committed revolving credit facility with a group of banks totaling $75.0 million which will expire in 2003. In addition, the Company also had a committed revolving promissory note with a major commercial bank totaling $30.0 million which will expire in 1999. The Company pays a facility fee on both committed facilities. Short-term bank borrowings under these credit facilities were $37.5 million and zero at December 31, 1998 and 1997, respectively, and bore interest rates equal to or less than the prime bank lending rate which was 7.75% at December 31, 1998.

         The $115.0 million of senior notes outstanding at December 31, 1998 and 1997 were issued pursuant to a note purchase agreement dated December 18, 1996 between the Company and a group of institutional investors. This private placement of senior notes was issued in four tranches at interest rates ranging from 7.19% through 7.66%, with maturities beginning in December 2003 through December 2011.

         The loan agreements contain certain covenants which address the incurrence of additional debt, creation of liens, and maintenance of minimum net worth and financial ratios.

         Maturities of notes and bonds payable during the next five years are as follows: 1999, $37.7 million; 2000, $0.2 million; 2001, $0.2 million; 2002,
$2.3 million; and 2003, $35.1 million.

NOTE 6:  STOCK OPTIONS AND STOCK PURCHASE PLAN

         At December 31, 1998, the Company had three stock option plans: the 1990 Stock Option Plan, the 1993 Stock Option Plan and the 1998 Stock Option Plan. Under these plans, the Company has authorized the issuance of options up to 600,000, 900,000 and 1,000,000 shares of common stock for the 1990, 1993 and 1998 plans, respectively, to executives and certain employees as determined by the Stock Option Sub-Committee of the Management Development and Compensation Committee of the Board of Directors. The price of the shares subject to each option was set by the Committee but could not be less than the fair market value of the shares at the date of grant. Options generally became exercisable in four annual installments beginning one year after the date of grant and expired ten years after the date of grant. In 1998, 1997 and 1996, 82,500, 97,213 and 92,484 options expired, respectively.

Stock option activity and the weighted average option exercise price for the years 1998, 1997 and 1996 are as follows:


                                                             1998                     1997                     1996
                                                       Weighted-Average         Weighted-Average          Weighted-Average
(Share amounts in thousands)                    Shares  Exercise Price    Shares Exercise Price    Shares  Exercise Price
--------------------------------------------------------------------------------------------------------------------------

Outstanding at the beginning of the year         1,977     $ 21.46         2,027    $ 20.54         1,797    $ 21.28
Granted                                            576       17.88           443      24.96           549      17.79
Exercised                                         (288)      20.04          (341)     19.01           (58)     17.05
Forfeited and expired                             (218)      25.23          (152)     25.19          (261)     20.63
                                                 -------------------------------------------------------------------
    Outstanding at the end of the year           2,047     $ 20.37         1,977    $ 21.43         2,027    $ 20.54
                                                 ===================================================================

    Exercisable at the end of the year           2,047     $ 20.70         1,071    $ 21.44         1,229    $ 22.12
                                                 -------------------------------------------------------------------

    Available for future options                   580                        42                      431
                                                 -------------------------------------------------------------------


         Pursuant to the Merger Agreement, all of the Company's stock option plans were terminated and pursuant to the terms of the plans, all non-vested options were accelerated effective December 28, 1998. Also pursuant to the Merger Agreement, on January 6, 1999, all of the option holders were paid the difference between $31.00 per share and the exercise price per share for each option they held. The cost to liquidate the plans was $1.7 million and $20.9 million in 1998 and 1999, respectively.

         The weighted average fair value at date of grant for options granted during 1997 and 1996 was $7.23 and $3.53 per option, respectively. The fair value of options at date of grant was estimated using the Black Scholes model with the following weighted average assumptions:


                                                                           1997           1996
-----------------------------------------------------------------------------------------------
Expected life (years)                                                     4.75           3.5
Interest rate                                                             5.94%          6.31%
Volatility                                                                0.2716         0.1972
Dividend yield                                                            1.62%          2.15%

         Prior to the liquidation of the stock option plans, the Company applied Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for these plans. Had compensation cost for the Company's plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company would have recorded stock-based compensation expense of $3.2 million ($1.9 million after tax or $0.08 per share) in 1997 and $0.9 million ($0.7 million after tax or $0.03 per share) in 1996.

         Effective July 1, 1997, the Company adopted an Employee Stock Purchase Plan to provide all employees the opportunity to purchase the Company's stock at a discount through payroll deduction. The price an employee paid for one share of common stock was 85% of the lower of the stock price at the first or at the last business day of a calendar quarter. During 1998 and 1997, 15,768 shares and 7,810 shares, respectively, were purchased by employees. Pursuant to the Merger Agreement, this plan was terminated effective December 1, 1998.

NOTE 7:  EARNINGS PER SHARE

         Basic and diluted earnings per share were computed using the method prescribed by SFAS No. 128, "Earnings Per Share (EPS)". Basic EPS was computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is similar to basic EPS except that the denominator was increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

     In accordance with SFAS No. 128, net income per common share computations for the years ended December 31, 1998, 1997 and 1996 were as follows (amounts and shares in thousands, except per share data):


                                                                                For the year ended December 31, 1998
                                                                                ------------------------------------
                                                                                Net Income      Shares     Per Share
                                                                                ------------------------------------

Basic EPS                                                                       $  7,907        23,775        $ 0.33
Effect of dilutive securities-options                                                 --           227            --
                                                                                ------------------------------------
    Diluted EPS                                                                 $  7,907        24,002        $ 0.33
                                                                                ====================================





                                                                                For the year ended December 31, 1997
                                                                                ------------------------------------
                                                                                Net Income      Shares     Per Share
                                                                                ------------------------------------

Basic EPS                                                                       $ 16,602        23,313        $ 0.71
Effect of dilutive securities-options                                                 --           411          (.01)
                                                                                ------------------------------------
    Diluted EPS                                                                 $ 16,602        23,724        $ 0.70
                                                                                ====================================



                                                                                For the year ended December 31, 1996
                                                                                ------------------------------------
                                                                                Net Income      Shares     Per Share
                                                                                ------------------------------------

Basic EPS                                                                       $  9,334        23,226        $ 0.40
Effect of dilutive securities-options                                                               37            --
                                                                                ------------------------------------
    Diluted EPS                                                                 $  9,334        23,263        $ 0.40
                                                                                ====================================



NOTE 8:  FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

         The Company has no involvement with derivative financial instruments and does not use them for trading purposes.

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of periodic temporary investments of excess cash and trade receivables. The Company places its temporary excess cash investments in high quality short-term money market instruments through several high credit quality financial institutions. A significant portion of the Company's sales are to customers in the construction industry, and, as such, the Company is directly affected by the well-being of that industry. However, the credit risk associated with trade receivables is minimal due to the Company's large customer base and ongoing control procedures which monitor the credit worthiness of customers. The Company generally obtains lien rights on all major projects. Historically, the Company has not experienced significant losses on trade receivables.

         The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize among willing parties in a current market transaction.

         The carrying values of cash equivalents, trade receivables, accounts payable and bank lines of credit approximate fair values due to the short-term maturities of these instruments. The carrying amounts and estimated fair values of the Company's other financial instruments at December 31 are as follows:

                                                           1998                               1997
                                              -----------------------------      -----------------------------
(Amounts in thousands)                        Carrying Amount    Fair Value      Carrying Amount    Fair Value
--------------------------------------------------------------------------------------------------------------

Notes receivable                                 $     948        $     960         $   3,740        $   3,685
Notes and bonds payable                            155,926          166,464           118,738          124,611

The methods and assumptions used to estimate the fair value of each class of financial instruments are as follows:

NOTES RECEIVABLE: The fair value was estimated using the expected future cash flows discounted at market interest rates.

NOTES AND BONDS PAYABLE: The fair value was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity.

NOTE 9:  RETIREMENT PLANS

         The Company has a trusteed 401(k) and a profit-sharing plan, and a money purchase pension plan to provide funds from which retirement benefits are paid to substantially all salaried employees of the Company and its wholly owned subsidiaries, including officers and directors who are also employees. Annual contributions to these plans made by the Company approximate 15.0% of the aggregate compensation paid or accrued each year to participants in the plans. The Company contributes to various union pension plans as specified by certain union agreements, and non-union pension plans which cover substantially all hourly employees. Pension expense related to these plans totaled $10.0 million in 1998, $9.9 million in 1997 and $8.8 million in 1996.

         The Company also has a non-qualified, defined benefit Supplemental Executive Retirement Plan ("SERP") for certain key executives. Benefits earned under the SERP are fully vested at age 55 and seven years of service, however, the full amount of accrued benefit will not begin until age 62. Pension expense related to the SERP was $24.8 million, $1.2 million and $1.1 million in 1998, 1997 and 1996, respectively. As a result of the merger, the Company paid $27.1 million as of December 31, 1998 to liquidate both vested and non-vested benefits under the SERP.

         The Company provides certain health care and life insurance benefits to eligible retired employees. Salaried and non-union hourly participants generally become eligible after reaching age 62 with 20 years of service or after reaching age 65 with 15 years of service. The health care plan is contributory and the life insurance plan is noncontributory. The plans are unfunded.

         The following table sets forth the plans' funded status reconciled with the amount included in the caption other liabilities and deferred credits in the Company's balance sheets at December 31:

(Amounts in thousands)                                                        1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation
    Retirees                                                                $  4,865          $  4,010         $  5,165
    Fully eligible active plan participants                                      783               562              630
    Other active plan participants                                             2,298             1,480            1,472
                                                                            -------------------------------------------
                                                                               7,946             6,052            7,267
Plan assets at fair value                                                         --                --               --
                                                                            -------------------------------------------
Accumulated Postretirement Benefit Obligation in excess of plan assets         7,946             6,052            7,267
                                                                            -------------------------------------------
Unrecognized prior service cost                                                  989             1,169            1,348
Unrecognized net gain                                                          1,384             3,621            2,178
                                                                            -------------------------------------------
    Accrued postretirement benefit cost at December 31                      $ 10,319          $ 10,842         $ 10,793
                                                                            ===========================================


         The net periodic postretirement benefit cost for 1998, 1997 and 1996 included the following components:


(Amounts in thousands)                                                      1998              1997          1996
----------------------------------------------------------------------------------------------------------------
Service cost - benefits attributed to service during the period          $   290         $     263        $  290
Interest cost on the Accumulated Postretirement Benefit Obligation           390               507           554
Net amortization                                                            (420)             (295)         (180)
                                                                         ---------------------------------------
    Net periodic postretirement benefit cost                             $   260         $     475        $  664
                                                                         =======================================

(Amounts in thousands)                                                      1998              1997
--------------------------------------------------------------------------------------------------
Change in Benefit Obligation:
Benefit obligation at beginning of year                                  $ 6,052         $   7,267
Service cost                                                                 290               263
Interest cost                                                                390               507
Benefits paid net of retiree contributions                                  (783)             (427)
Actuarial (gain)/ loss                                                   $ 1,997            (1,558)
                                                                         -------------------------
    Benefit obligation at end of year                                    $ 7,946         $   6,052
                                                                         =========================

         For measurement purposes, a 10.6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998; the rate was assumed to decrease gradually to 6.0% by 2011 and remain at that level thereafter. The weighted-average discount rate used in determining the Accumulated Postretirement Benefit Obligation was 6.5% in 1998, 7.0% in 1997, and 7.5% in 1996.

         The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the Accumulated Postretirement Benefit Obligation as of December 31, 1998 by $0.9 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $0.1 million. Alternatively, decreasing assumed health care cost trend rates by one percentage point in each year would decrease the Accumulated Postretirement Benefit Obligation as of December 31, 1998 by $0.8 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by $0.1 million.

NOTE 10: COMMITMENTS AND CONTINGENCIES

         The Company had surety bonds and standby letters of credit outstanding totaling approximately $68.3 million at December 31, 1998, which collateralize various insurance and performance obligations.

         The Company has retained certain self-insurance risks with respect to automobile, product and general liability and certain health care claims.

         The Company has been named by the U.S. Environmental Protection Agency ("EPA") as a defendant in a civil action involving one "Superfund" cleanup site. The Company is one of many entities so named. To date, the Company has contributed approximately $300,000 to fund certain interim remedial actions at the site as part of two partial settlements of this matter (which in part remain subject to court approval). The EPA recently reached a decision as to the Final Remedy to be implemented for the site and currently estimates the total cost for implementation to be shared by all parties to be $289 million. Although the Company's share of any liability is still undetermined, and the ultimate outcome of this action cannot be predicted with certainty, the Company believes that this matter will be resolved without a material adverse effect on its financial position or results of operations. The Company's belief is based on its position that the wastes attributed to it at the site were not hazardous, its extremely small share of the waste at the site compared to wastes attributable to the other defendants, and its belief that it has recourse to insurance coverage for at least a substantial portion of any resulting liability.

         At two other sites, the Company has been named as a potentially responsible party. With respect to one site, the Company entered a settlement with the EPA which was not material to the financial position of the Company. With respect to the other site, the EPA has indicated that it will not pursue a claim against the Company.

         In June 1998, the Company received a federal grand jury subpoena citing possible antitrust violations and requesting information concerning its Fresno, California asphalt operations. The Company is continuing to provide information in response to the subpoena. Also, the Company has been informed that it is a target of an investigation by the U.S. Department of Justice, Antitrust Division, regarding possible violations of antitrust laws at these operations. Based on information available to it at this time, the Company does not anticipate that the outcome of the investigation will have a material adverse effect on its results of operations, cash flows or financial position.

         The Company is subject to various legal proceedings, claims and liabilities which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's results of operations, cash flows or financial position.

NOTE 11: BUSINESS SEGMENT INFORMATION

         The Company operates principally in two business segments:
Construction Materials and Properties. Operations in the Construction Materials Division include the mining and sale of aggregates (rock, sand and gravel), the manufacture and sale of ready mixed concrete, and the manufacture and sale of hot-mix asphalt. The Construction Materials Division also markets Guardtop(R), an asphalt surface sealer, and is a distributor of paving reinforcement fabric. These products are used primarily in commercial and residential construction, public construction projects and projects to build, expand and repair roads and highways.

         The Construction Materials Division operates aggregates processing plants at 29 locations serving the Los Angeles, San Diego, Bakersfield, Fresno, Ventura, Santa Barbara, Sacramento and San Francisco Bay areas of California as well as Phoenix, Arizona and Albuquerque, New Mexico. Ready mixed concrete batch plants are operated at 30 locations in these markets except for the Los Angeles, Sacramento and San Francisco Bay areas. Of the 30 ready mixed concrete locations, 10 are sites which also have aggregates processing plants. Asphalt plants are operated at 34 locations in metropolitan Los Angeles and San Diego, Sacramento, San Francisco Bay and San Joaquin Valley areas of California as well as Phoenix, Arizona and Albuquerque, New Mexico. Of the 34 asphalt plant locations, 20 are sites which also have aggregates processing plants and/or ready mixed concrete plants.

         CalMat's 34,000 acres of fee owned and leased lands are managed and overseen by the Company's Properties Division in conjunction with the Resource Management Department of the Construction Materials Division. The Resource Management Department is responsible for the merger of all property used in the Company's aggregates operations and for obtaining all necessary land use entitlements for aggregates operations and planning for reclamation of the land once reserves are depleted. The Properties Division is responsible for maximizing the value of property not used in the construction materials business by developing, selling or leasing these properties. Income sources for the Properties Division include rentals, landfill operations and self-storage facilities.

         The following is business segment information for the years ended December 31:


(Amounts in thousands)                                                         1998           1997           1996
-----------------------------------------------------------------------------------------------------------------
REVENUES:
Construction Materials                                                    $ 512,000      $ 440,672      $ 377,452
Properties - Operations                                                      21,763         20,301         21,631
Properties - Real estate gains                                                3,618          5,377          5,500
Corporate and other                                                           9,580          6,462          3,312
                                                                          ---------------------------------------
    Total                                                                 $ 546,961      $ 472,812      $ 407,895
                                                                          =======================================

INCOME BEFORE INCOME TAXES:
Construction Materials                                                    $  57,349      $  27,408      $  17,134
Properties - Operations                                                       8,847          9,077          9,362
Properties - Real estate gains                                                3,618          5,377          5,500
Corporate and unallocated expenses, net                                     (14,796)       (13,801)       (11,678)
Interest expense                                                             (8,794)        (7,713)        (5,944)
Other income                                                                  2,965          3,296            804
Special charges                                                             (26,084)            --             --
                                                                          ---------------------------------------
    Total                                                                 $  23,105      $  23,644      $  15,178
                                                                          =======================================


IDENTIFIABLE ASSETS (AS OF DECEMBER 31):
Construction Materials                                                    $ 544,040      $ 493,737      $ 439,148
Properties                                                                  100,743        106,551        117,360
Corporate and other                                                          45,703         35,520         44,208
                                                                          ---------------------------------------
    Total                                                                 $ 690,486      $ 635,808      $ 600,716
                                                                          =======================================


DEPRECIATION, COST DEPLETION AND AMORTIZATION:
Construction Materials                                                    $  36,079      $  31,856      $  28,272
Properties                                                                    2,877          2,490          2,674
Corporate and other                                                             795            812            857
                                                                          ---------------------------------------
    Total                                                                 $  39,751      $  35,158      $  31,803
                                                                          =======================================


CAPITAL EXPENDITURES AND BUSINESS EXPANSION:
Construction Materials                                                    $  77,909      $  59,229      $  39,421
Properties                                                                    6,386          5,407         14,862
Corporate and other                                                             911            757             37
                                                                          ---------------------------------------
    Total                                                                 $  85,206      $  65,393      $  54,320
                                                                          =======================================

         Income from operations by business segment represents total revenues less direct operating expenses, segment selling, general and administrative expenses and certain allocated corporate general and administrative expenses. Corporate and unallocated expenses include corporate administrative expenses and support expenses not allocated to business segments. Assets classified as corporate and other consist primarily of cash and cash equivalents, notes receivable, general office facilities and other assets.

         A substantial portion of the Company's revenues and income before income taxes results from construction materials operations located in Southern California.

NOTE 12: OTHER INFORMATION

         The Company announced on July 14, 1998 that it has entered into a letter of intent to exchange certain of its assets located in Pleasanton, California, with Hanson, PLC, London, England for cash and certain assets owned by Hanson's Cornerstone C&M, Inc. entity ("Cornerstone"). The Company's assets subject to the letter of intent include its aggregates reserves, aggregates processing plant, landfill, and recycling operations located in Pleasanton, California. The Cornerstone assets that would be acquired by the Company include eight aggregates facilities, nine ready mixed concrete plants, seven asphalt plants, two portable ready mixed concrete plants, two portable asphalt plants, eight commercial recycling sites and a construction contracting business. These operations are located in California, Idaho, and Washington. The transaction is subject to the successful negotiation and execution of a definitive agreement between the parties. There is no assurance that a definitive agreement will be reached. The Company filed a Notification and Report Form with the Federal Trade Commission and the Department of Justice as required under the Hart-Scott-Rodino Act/Antitrust Improvements Act of 1976, and the required waiting period has expired. Management does not anticipate making any further announcements concerning this matter until a definitive agreement has been reached or a decision to terminate the discussions has been made.

NOTE 13:  QUARTERLY OPERATING RESULTS (UNAUDITED)


1998                                                                           Quarter Ended
-----------------------------------------------------------------------------------------------------------------------
(Amounts in thousands, except per share data)      March 31       June 30      Sept. 30        Dec. 31             Year
-----------------------------------------------------------------------------------------------------------------------
Total revenues                                     $ 94,751     $ 133,377     $ 158,407      $ 160,426        $ 546,961
Gross profit                                          9,710        24,705        37,553         36,559          108,527
Net income (loss)                                    (2,491)        6,247        15,976        (11,825) (a)       7,907
Net income (loss) per share (b) - diluted              (.11)          .26           .67           (.49) (a)         .33
Net income (loss) per share (b) - basic                (.11)          .26           .67           (.50) (a)         .33



1997                                                                           Quarter Ended
-----------------------------------------------------------------------------------------------------------------------
(Amounts in thousands, except per share data)            March 31       June 30     Sept. 30      Dec. 31          Year
-----------------------------------------------------------------------------------------------------------------------
Total revenues                                           $ 90,619     $ 118,437    $ 136,343    $ 127,413     $ 472,812
Gross profit                                               10,905        22,012       26,458       18,673        78,048
Net income (loss)                                            (638)        5,486        9,264        2,490        16,602
Net income (loss) per share (b) - diluted                    (.03)          .23          .39          .10           .70
Net income (loss) per share (b) - basic                      (.03)          .24          .39          .11           .71

(a) Includes a charge, net of tax benefit, of $25.2 million, or $1.05 per share, related to the merger by Vulcan Materials Company as discussed in Note 1.
(b) The sum of the quarterly net income per share amounts may not equal the year because quarterly and annual figures are required to be independently calculated.

               VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                       FOR THE ACQUISITION OF CALMAT CO.

The following unaudited pro forma combined financial statements and explanatory notes reflect the acquisition of CalMat Co. (CalMat) by Vulcan Materials Company, Inc. (Vulcan). In January 1999, Vulcan completed its $31.00 per share tender offer for all of the outstanding shares of common stock of CalMat for a value of $740 million cash, plus $10 million of estimated acquisition costs. As of the acquisition, CalMat had fixed term debt of $118 million and $90 million in bank borrowings, both of which were assumed by Vulcan. The acquisition was funded by cash on hand and approximately $590 million of commercial paper. It will be accounted for under purchase accounting, with the purchase price allocated to the acquired assets and assumed liabilities based on estimated fair market value.

The pro forma balance sheet assumes that the acquisition was consummated on December 31, 1998. The pro forma combined statement of earnings for the year ended December 31, 1998 assumes that the acquisition was consummated on January 1, 1998.

Certain pro forma adjustments are based on preliminary estimates. Final allocations will be made on the basis of further evaluations and, therefore, such allocations may differ from those reflected in the pro forma financial statements.

The pro forma statement of earnings is not necessarily indicative of the results of operations of Vulcan had the CalMat acquisition occurred at the beginning of the period presented, nor is it necessarily indicative of the results of future operations. These statements should be read in conjunction with the separate historical financial statements and notes thereto of Vulcan (incorporated by reference in Vulcan's Annual Report on Form 10-K for the year ended December 31, 1998) and CalMat included herein.

                   VULCAN MATERIALS COMPANY AND SUBSIDIARIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                        DECEMBER 31, 1998 (IN THOUSANDS)



                                   VULCAN MATERIALS                   PRO FORMA        PRO FORMA
                                      COMPANY AND    CALMAT CO AND   ADJUSTMENTS       COMBINED
                                     SUBSIDIARIES    SUBSIDIARIES    (UNAUDITED)      (UNAUDITED)
ASSETS
CURRENT ASSETS:
       Cash and cash equivalents       $   180,568     $   5,910     $(160,000)b      $    26,478
       Accounts receivable                 221,261       106,204                          327,465
       Inventories                         143,680        16,779         1,343 b          161,802
       Deferred income taxes                24,923        11,183        14,062 a           50,168
       Prepaid expenses                      5,949         4,023                            9,972
       Other                                     0         6,474                            6,474
                                       -----------     ---------     ---------        -----------
           Total current assets            576,381       150,573      (144,595)           582,359

INVESTMENTS & LONG
   TERM RECEIVABLES                         71,034        34,285       (20,758)b           84,561
PROPERTY, PLANT &                                                                               0
    EQUIPMENT, NET                         895,785       455,971        90,000 b        1,441,756
GOODWILL                                    94,008        49,657       (49,657)b          537,136
                                                                       443,128 b
OTHER ASSETS                                21,403             0                           21,403
                                       -----------     ---------     ---------        -----------
                                       $ 1,658,611     $ 690,486     $ 318,118        $ 2,667,215
                                       ===========     =========     =========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
       Current debt                    $     7,785     $  37,697     $  52,500 a      $   687,982
                                                                       590,000 b
       Trade payables and accruals         107,382        47,850        (6,025)a          149,207
       Accrued liabilities                  96,295        37,256                          133,551
                                       -----------     ---------     ---------        -----------
           Total current liabilities       211,462       122,803       636,475            970,740

LONG-TERM DEBT                              76,533       118,230        10,500 b          205,263
DEFERRED INCOME TAXES                       98,472        64,559        24,888 b          187,919
OTHER NON-CURRENT
   LIABILITIES                             118,444        31,149                          149,593
                                       -----------     ---------     ---------        -----------
              Total liabilities            504,911       336,741       671,863          1,513,515
                                       -----------     ---------     ---------        -----------

SHAREHOLDERS' EQUITY
       Common stock                        139,705        23,862       (23,862)b          139,705
       Capital in excess of par                  0        54,682       (54,682)b                0
       Retained earnings                 1,588,145       275,201      (275,201)b        1,588,145
                                       -----------     ---------     ---------        -----------
                          Total          1,727,850       353,745      (353,745)         1,727,850

       Less cost of stock in treasury      574,150             0                          574,150
                                       -----------     ---------     ---------        -----------
       Total shareholders' equity        1,153,700       353,745      (353,745)         1,153,700
                                       -----------     ---------     ---------        -----------
                                       $ 1,658,611     $ 690,486     $ 318,118        $ 2,667,215
                                       ===========     =========     =========        ===========

       See notes to unaudited pro forma combined financial statements.

                   VULCAN MATERIALS COMPANY AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
              FOR THE YEAR ENDED DECEMBER 31, 1998 (IN THOUSANDS)



                                   VULCAN MATERIALS                   PRO FORMA        PRO FORMA
                                      COMPANY AND    CALMAT CO AND   ADJUSTMENTS       COMBINED
                                     SUBSIDIARIES    SUBSIDIARIES    (UNAUDITED)      (UNAUDITED)

NET SALES                              $ 1,776,434     $ 533,763     $ (20,985)g      $ 2,289,212
COST OF GOODS SOLD                       1,226,764       438,434       (20,985)g        1,644,213
                                       -----------     ---------     ---------        -----------
GROSS PROFIT ON SALES                      549,670        95,329             0            644,999
SELLING, ADMINISTRATIVE &
     GENERAL                               198,956        47,312                          246,268
OTHER OPERATING COSTS                        7,851         3,232        13,116 c           24,199

SPECIAL CHARGES                                  0        26,084       (26,084)a                0
INTEREST EXPENSE                             6,782         8,794        35,338 b           49,414
                                                                        (1,500)d
OTHER INCOME, NET                           38,763        13,198        (8,400)f           43,561
                                       -----------     ---------     ---------        -----------
EARNINGS BEFORE
     INCOME TAXES                          374,844        23,105       (29,270)           368,679
PROVISION FOR
     INCOME TAXES                          118,936        15,198       (16,159)e          117,975
                                       -----------     ---------     ---------        -----------
NET EARNINGS                           $   255,908     $   7,907     $ (13,111)       $   250,704
                                       ===========     =========     =========        ===========


EARNINGS PER SHARE
     Basic                             $      2.54                                    $      2.49
     Diluted                           $      2.50                                    $      2.45

AVERAGE COMMON SHARES OUTSTANDING
     Basic                                 100,854                                        100,854
     Diluted                               102,177                                        102,177

See notes to unaudited pro forma combined financial statements.



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


                   VULCAN MATERIALS COMPANY AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

a) To reflect additional borrowings of CalMat used to retire all outstanding stock options for cash and repayment of certain obligations, subsequent to year end but prior to closing, associated with the change in control, summarized as follows:


         Accounts payable                                                      $  (6,025)
         Retained earnings                                                       (32,413)
         Deferred income taxes                                                   (14,062)
                                                                               ---------
         Bank borrowings                                                       $ (52,500)
                                                                               ---------




b) To record Vulcan's purchase of CalMat for $31.00 per share, or $740 million cash, plus estimated direct acquisition costs of $10 million. The consideration paid and allocation of the excess purchase price over the historical net assets acquired is summarized as follows:


      Consideration paid:
             Cash on hand                                                                $ 150,000
             Commercial paper                                                              590,000
             Estimated direct acquisition costs                                             10,000
                                                                                         ---------
                                                                                           750,000
                                                                                         ---------
      Historical net assets of CalMat:
             Historical net assets                                                         353,745
             CalMat change of control payments made subsequent to year end
             but prior to closing (see "a" above)                                          (32,413)
             Historical intangibles and certain other assets of CalMat
                  without continuing value:
                   Investments                                                             (20,758)
                   Goodwill                                                                (49,657)
                                                                                         ---------
                                                                                           250,917
                                                                                         ---------

             Estimated excess of purchase price over historical net assets acquired      $ 499,083
                                                                                         =========

      Estimated allocation of excess purchase price over (including fair value adjustments):
             Property, plant and equipment (1)                                           $  90,000
             Inventories                                                                     1,343
             Long-term debt                                                               (10,500)
             Deferred income taxes (2)                                                    (24,888)
             Goodwill                                                                      443,128
                                                                                         ---------
                                                                                         $ 499,083
                                                                                         =========

             (1) Entire estimated fair value adjustment is related to non-depreciable real estate.
             (2) Deferred income taxes are primarily attributable to the difference in the income tax and financial reporting basis of assets arising from the fair market value adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS ADJUSTMENTS

a) To eliminate various acquisition costs incurred by CalMat during 1998, principally related to certain employment agreements and benefit plans.

b) To record interest expense associated with $642.5 million of acquisition related debt, assuming an interest rate of 5.5% (Vulcan's estimated weighted average borrowing rate during 1998).

c) To record amortization of goodwill ($393 million) on a straight-line basis over its estimated thirty-year life.

d) To record amortization of debt premium over the remaining average eight-year life of the CalMat debt assumed.

e) To tax effect the pro forma adjustments described above, excluding the amortization of goodwill and certain costs associated with the employment agreements referred to in "a" above.

f) To eliminate interest income associated with the cash on hand used to partially fund the acquisition, assuming an interest rate of 5.25% (Vulcan's estimated weighted average rate during 1998).

g) To reclass transportation costs to conform with Vulcan's accounting policies

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        VULCAN MATERIALS COMPANY



                                        /s/  William F. Denson, III
                                        ----------------------------------------
                                        William F. Denson, III
                                        Senior Vice President, Law and Secretary

Date:  March 19, 1999


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